Exhibit 99.1
Page 1 of 6

Intel Corporation

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

CFO Commentary on Third-Quarter Results

Summary

Intel delivered exceptional financial results in the third quarter. Better than expected demand in the microprocessor and chipset businesses led to revenue of $9.4B, up 17% sequentially; the largest second quarter to third quarter growth in over 30 years. Compared to the second quarter, gross margin of 57.6% percent was up nearly 7 points. Excluding the impact of the $1.45B EC fine taken in the second quarter, operating profit of $2.6B was up 80% from $1.4B*, and operating profit as a percent of revenue was up 9.6 points to 27%. Net income of $1.9B, was up 77% from $1.0B* in the second quarter excluding the impact of the EC fine.

The company’s execution was strong and contributed to our improving financial results. The factories executed particularly well with inventories down an additional $300M this quarter, improvements in throughput time and yields, and unit costs better than expected across all lines of business. Additionally, spending was in tight control and the number of employees increased only slightly as a result of the Wind River acquisition. The strong execution can most clearly be seen in the nearly 7 point improvement in gross margin quarter to quarter.

Revenue

On a year over year basis, revenue for the third quarter was down 8%, a continued improvement from 15% and 26% year over year declines in the second and first quarters respectively. On a geographic basis, Europe performed seasonally while the other geographies performed significantly better than average seasonal patterns. Healthy back to school sales and inventory stocking in anticipation of a seasonally up fourth quarter led sales higher.

Revenue of microprocessors including Intel® Atom™ processors was better than seasonal patterns on higher volume and slightly lower average selling prices. Excluding Intel Atom processors, overall microprocessor average selling prices were slightly lower than the second quarter. We had robust growth in both the Mobility Group and Digital Enterprise Group with sequential revenue growth of 19% and 14% respectively. Intel Atom microarchitecture revenue, including microprocessors and associated chipsets, was $415M, up 15% from the second quarter.

* Non-GAAP financial measure. See reconciliation set forth below of non-GAAP financial measure to the most directly comparable GAAP financial measure.

Exhibit 99.1

Gross Margin

Gross margin dollars were $5.4B, $1.3B higher than the second quarter. Gross margin percentage of 57.6% was nearly 7 points higher than the second quarter and higher than the outlook provided in both July and August.

Gross Margin Reconciliation: Q2’09 to Q3’09 (50.8% to 57.6%, up nearly 7 points)

[note: point attributions are approximate]

•	+ 5 points:	Improvements in the CPU business (higher sales volume and lower unit cost)
•	+ 5 points:	Reductions in other costs of sales (primarily excess capacity charges and startup costs)
•	+ 1 point:	Lower chipset unit costs
•	- 3 points:	Inventory write-offs (primarily lead 32nm products built prior to qualification for sale)
•	- 1 point:	Slightly lower CPU average selling prices

The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Gross Margin Reconciliation: Q3’09 Outlook provided in July to Q3’09 (53% +/- 2 points to 57.6%,

up 4.6 points)

[note: point attributions are approximate]

•	+ 2 points:	Higher than expected sales volume and lower unit cost in the CPU business
•	+ 2 points:	Lower than expected other costs of sales (primarily excess capacity charges and startup costs)
•	+ ½ point:	Lower than expected chipset unit costs

Spending

Spending for R&D and MG&A was $2.75B, 8% higher than second quarter spending, due to an increase in profit and revenue dependent spending and the reclassification of spending as process engineers moved from cost of sales to R&D. Spending as a percent of revenue improved 2.5 percentage points to 29%. The second quarter $1.45B EC fine is recorded separately within our operating expenses. Additionally, in the separate category of restructuring and asset impairment charges, spending was $63M, higher than the forecast of $40M.

Other Income Statement Items

Gains and losses on equity investments and interest and other income was a net loss of $47M dollars, smaller than the Outlook of a net loss of $80M based on positive fair value adjustments on mark to market trading assets.

The provision for taxes in the third quarter was at a 27% tax rate, higher than the 23% previously forecasted. In connection with preparing and filing our 2008 federal tax return and preparing state tax returns, we increased our tax provision. In addition, we saw a higher proportion of profits coming from higher tax jurisdictions. Partially offsetting these increases were settlements and effective settlements with taxing authorities during the quarter.

Exhibit 99.1

Balance Sheet and Cash Flow Items

Our financial condition strengthened in the third quarter, which can be seen in the balance sheet. Total inventories were down an additional $300M after the nearly $1B reduction in the first half of the year. Total cash investments, comprised of cash, short-term investments, and debt security trading assets ended the quarter at $12.9B, $1.6B higher than the second quarter. Cash flow from operations was approximately $4B. During the third quarter, we issued $2B of convertible debt, paid the EC fine, purchased Wind River, bought back $1.7B in stock, paid $771M in dividends, and purchased $944M in capital assets.

Other Items

Wind River revenue was $36M consistent with the Outlook of less than $40M. Amortization of acquisition related intangibles associated with the Wind River acquisition was $11M, leading to less than a penny reduction in earnings per share.

For the third quarter, the number of employees was up by 266 from the second quarter, to 80,800 due to the addition of approximately 1,600 Wind River employees.

Q4 2009 Outlook

The Outlook for the fourth quarter does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after October 12th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue

Revenue is expected to be $10.1B, plus or minus $400M. The midpoint of this range would be an increase of 7.6% from the third quarter, which is consistent with the average historical seasonal increase.

Gross Margin

Gross margin in the fourth quarter is expected to be 62%, plus or minus three points.

Gross Margin Reconciliation: Q3’09 to Q4’09 (57.6% to 62% +/- 3 points)

[note: point attributions are approximate]

•	+ 3 points:	Qualification for sale of 32nm products and sales of the previously written-off product
•	+ 1 point:	Higher CPU sales volume
•	+ 1 point:	Lower excess capacity charges

Spending

Spending for R&D and MG&A in the fourth quarter is expected to be approximately $2.9B, up 5% from the third quarter due to revenue and profit dependant spending. In the separate category for restructuring and asset impairment charges, we expect expenses of approximately $40M. Amortization of acquisition related intangibles primarily associated with the Wind River acquisition is expected to be about $20M. Depreciation is forecasted to be approximately $1.2B.

Exhibit 99.1

Other Income Statement Items

Gains and losses from equity investments and interest and other income is expected to be $0M, better than the second quarter loss because of expected gains in other equity investments and fewer impairments of Intel Capital private portfolio companies.

The tax rate for the fourth quarter is now expected to be 26%, three points higher than the prior forecast, due to higher profits coming from higher tax jurisdictions.

Balance Sheet and Cash Flow Items

Annual capital spending for 2009 is now forecasted to be $4.5B plus or minus $100M, lower than the previous forecast of $4.7B plus or minus $200M. The reduction in forecasted capital spending is primarily due to improved factory efficiencies.

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

•

Demand could be different from Intel’s expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•

Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 32nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel’s products; actions taken by Intel’s competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•

The gross margin percentage could vary significantly from expectations based on changes in revenue levels; capacity utilization; start-up costs, including costs associated with the new 32nm process technology; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; product mix and pricing; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs.

•

Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel’s products and the level of revenue and profits.

•

The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•

Gains or losses from equity securities and interest and other could also vary from expectations depending on gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment

Exhibit 99.1

charges related to debt securities as well as equity and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•

The majority of our non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to our investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

•

Intel’s results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•

Intel’s results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel’s SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the fiscal quarter ended June 27, 2009.

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), the financial information and commentary by Stacy J. Smith, Vice President and Chief Financial Officer of Intel Corporation, regarding results of the quarter ended September 26, 2009 and forward-looking statements relating to 2009 and the fourth quarter of 2009, as posted on the company’s investor website, intc.com on October 13, 2009 contains non-GAAP financial measures that exclude the charge incurred in the second quarter of 2009 as a result of the European Commission (EC) fine in the amount of €1.06 billion, or about $1.45 billion. In the earnings release the expense associated with the fine is presented separately within operating expenses for the nine-months ended September 26, 2009.

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show the reader, how our performance compares to other periods. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Exhibit 99.1

INTEL CORPORATION

SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

OPERATING INCOME, NET INCOME, AND EARNINGS PER COMMON SHARE;

EXCLUDING EUROPEAN COMMISSION FINE

(In millions, except per-share amounts)

	Three Months Ended				Nine Months Ended
	Sept. 26,	June 27,		Sept. 27,	Sept. 26,	Sept. 27,
	2009	2009		2008	2009	2008

GAAP OPERATING INCOME (LOSS)	$2,579	$(12)		$3,098	$3,214	$7,415
Adjustment for EC fine	-	1,447		-	1,447	-
OPERATING INCOME EXCLUDING EC FINE	$2,579	$1,435		$3,098	$4,661	$7,415

GAAP NET INCOME (LOSS)	$1,856	$(398)		$2,014	$2,087	$5,058
Adjustment for EC fine	-	1,447		-	1,447	-
NET INCOME EXCLUDING EC FINE	$1,856	$1,049		$2,014	$3,534	$5,058

GAAP DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.33	$(0.07)		$0.35	$0.37	$0.87
Adjustment for EC fine	-	0.25		-	0.26	-
DILUTED EARNINGS PER COMMON SHARE EXCLUDING EC FINE	$0.33	$0.18	(1)	$0.35	$0.63	$0.87

(1) Calculated based on shares of 5,678 for the three months ended June 27, 2009, which is the number of common shares that would have been used in the calculation of diluted earnings per common share if the Company had GAAP net income.